                              PROSPECTUS SUPPLEMENT NO. 2  Filed pursuant to Rule 424(b)(3)
                              To Prospectus Dated May 31, 2006                     Registration No. 333-134111

LSB INDUSTRIES, INC.

7% Convertible Senior Subordinated Debentures Due 2011
2,542,500 Shares of Common Stock
 ___________________

This Prospectus Supplement No. 2 supplements the Prospectus dated May 31, 2006, as supplemented by Prospectus Supplement No. 1, dated September 21, 2006
___________________

The information contained in the Prospectus, dated May 31, 2006, as supplemented by Prospectus Supplement No. 1, dated September 21, 2006, is hereby supplemented with the information contained in the following Current Report on Form 8-K filed by LSB Industries, Inc. with the Securities and Exchange Commission on September 20, 2006.

 This prospectus supplement should be read in conjunction with the Prospectus, as previously supplemented, and may not be delivered or utilized without the Prospectus and all prior supplements. This prospectus supplement is qualified by reference to the Prospectus, as supplemented, except to the extent that the information provided by this prospectus supplement supersedes the information contained therein.
___________________

The date of this Prospectus Supplement is September 28, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 15, 2006

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma		73107
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (405) 235-4546

Not applicable
__________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02: Unregistered Sales of Equity Securities

On September 15, 2006, a holder of 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”) of LSB Industries, Inc. (the “Company”) converted $2.5 million principal amount of the Debentures. As a result of the conversion, the Company has or will issue to the holder 353,125 shares of the common stock of the Company. Pursuant to the terms of the Indenture, dated March 3, 2006, governing the Debentures, the conversion rate was 141.25 shares of common stock for each $1,000 principal amount of converted Debentures. In connection with the conversion, the Company agreed to pay the holder an aggregate of $87,500 in prepaid interest. The issuance of the common stock upon conversion of the Debentures will be made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Act”). The conversion was made without any form of general solicitation or general advertising. No commission or other remuneration was paid directly or indirectly for soliciting this transaction.

The shares of common stock issued and issuable upon conversion of the outstanding Debentures are registered for resale under the Company’s Form S-1 Registration Statement, file number 333-134111, declared effective May 26, 2006.

As a result of the above described conversion, $14.5 million of the principal amount of the Debentures remain outstanding. During the period from September 1, 2006 to February 28, 2009, the conversion rate of the Debentures declines every six months, starting at 141.25 shares and ending at 129.23 shares per $1,000 principal amount of Debentures (representing an approximate conversion price of between $7.08 and $7.74 during such period). On and after March 1, 2009, the conversion rate is 125 shares per $1,000 principal amount of Debentures (representing a conversion price of $8.00 per share). The conversion rate is subject to certain anti-dilution adjustments.

Section 9 -   Financial Statements and Exhibits

Item 9.01:    Financial Statements And Exhibits.

Exhibit
Number  Description

99.1     Press Release, dated September 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2006   LSB INDUSTRIES, INC.

By: /s/ Tony M. Shelby
Tony M. Shelby
Executive Vice President-Finance,
Chief Financial Officer